Text of email message

Dear XXXX,

I hope this letter finds you and your family safe and healthy. Our firm, Di Costa Partners, a proxy solicitation firm, has been engaged by ETF Managers Trust. As an investor or an advisor to clients invested in ETFMG Prime Cyber Security ETF (“HACK”) and/or ETFMG Prime Mobile Payments ETF (“IPAY”), we have attempted to contact you in connection with the Joint Special Meeting of Shareholders of HACK and IPAY that has been adjourned until June 30, 2021.

Shareholders are being asked to consider and approve a Plan of Reorganization (the “Reorganization”) to reorganize HACK and IPAY into funds that will be managed by Exchange Traded Concepts (“ETC”), an ETF provider affiliated with 38 ETFs with over $7.2 billion in assets under management. The plan is described in further detail, in the Combined Proxy Statement and Prospectus, dated April 21, 2021 (the “Proxy”).

It may also be of interest to you to know that post Reorganization the new funds will have a lower expense ratio than the current funds, and that greater than 92% of votes cast to date support approval of the Reorganization. Again, all of the details relating to the Reorganization can be found in the Proxy.

Additionally, Institutional Shareholder Services (“ISS”) and Glass Lewis (“GL”), two of the world’s leading providers of corporate governance oversight, reviewed and analyzed your Fund’s meeting agenda. Both ISS and GL issued a FOR recommendation on the Reorganization proposal.

The proxy solicitation commenced in July 2020. Because of the unique shareholder make up of HACK and IPAY it has been difficult to reach quorum to hold the shareholder meeting. Approximately 40% of shares outstanding are owned by institutional investors outside the US. We have finally identified decision makers overseas. Many of the foreign investors will be voting in the next few weeks.

It is critical that we secure your votes too. Please confirm that you have a record date position in HACK and/or IPAY. We know that a portion of US 13F investors have not voted. We will contact you to confirm your shares and if you voted. If you have not, we will assist you to ensure your vote is counted.

If you have any questions or need assistance, please contact Anthony Del Prete directly at (862) 621-1776.

Thank you in advance for voting.

Anthony Del Prete
Manager Priority Shareholder Services